Exhibit 99.1

Anthony Taylor Appointed Chairman of Montpelier Re Holdings Ltd.

    HAMILTON, Bermuda--(BUSINESS WIRE)--Feb. 27, 2004--Montpelier Re Holdings Ltd. (NYSE: MRH) announced today that Anthony Taylor has been appointed Chairman of the Board of Directors.
    Retiring Chairman, Jack Byrne, said "Anthony is the driving force behind our lovely success since the Company was founded just two and a half short years ago. The Board felt that he was absolutely the right person to succeed me as Chairman."
    The Company confirmed that Mr. Taylor would retain the role of Chief Executive, but would relinquish the role of Chief Underwriting Officer to C. Russell Fletcher III, Chief Reinsurance Officer, and also announced that Ray Barrette, CEO of White Mountains Group Limited, would assume the role of Lead Director and preside over meetings of the non-management Directors.
    The Company further announced that the Board has nominated John F. Shettle, Jr., President and CEO of Providence Washington Insurance Companies, and John P. Cavoores, President and CEO, One Beacon Insurance Group, for election to the Board of Directors at the forthcoming annual general meeting in May when Mr. Byrne will retire from the Board.
    Anthony Taylor said, "I am honored that the Board has asked me to succeed Jack, which is a hard act for anyone to follow. His vision and inspiration has been the key to the creation of Montpelier as a world class reinsurer in such a short space of time. All of us at the Company appreciate the tremendous contribution which Jack and White Mountains have made since our foundation. With Ray as Lead Director, John Shettle and John Cavoores joining the Board, and Russ succeeding me as Chief Underwriting Officer, Montpelier will continue to have a team of directors and managers who are second to none in the reinsurance industry."
    Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
    This press release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
    All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control that could cause actual results to differ materially from such statements. Important events and uncertainties that could cause the actual results, future dividends or repurchases to differ include, but are not necessarily limited to, market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing loss reserves and loss adjustment expenses; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition in the reinsurance industry and rating agency policies and practices. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Montpelier's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

    CONTACT: Montpelier Re Holdings Ltd., Hamilton
             Media and Investor Relations:
             Keil Gunther, 441-296-5550